Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Synalloy Corporation

We consent to the incorporation by reference in the registration statements on Form S-3 (File No. 333-204850) and on the Form S-8 (File No. 333-188937), of our report dated March 17, 2015, with respect to the consolidated financial statements of Synalloy Corporation and subsidiaries as of January 3, 2015 and for the two years in the period then ended and the related financial statement schedule, which report appears in Synalloy Corporation’s 2015 Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina
March 30, 2016